Exhibit 4.1 / Consulting Agreement

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT dated as of May 21, 2001 between Digital Commerce International, Inc., a Delaware corporation (the "Company") having an office at 1199 W. Hastings Street, Vancouver, BC, Canada, V6E 3T5 and Kenneth Lowman, having an office at 419 S. 2nd Street, Suite 300, Philadelphia, PA 19147 ("Lowman" or the "Consultant").

                                   WITNESSETH:

                  WHEREAS, the Company wishes to retain Consultant to provide the Company with certain consulting services and Consultant is willing to provide such consulting services, on the terms and conditions set forth herein,

                  NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

         Section 1. Retention of Lowman. The Company hereby retains and engages Lowman, and Lowman hereby accepts such engagement, in each case subject to the terms and conditions of this Agreement.

         Section 2. Services.

(a) On the terms and subject to the conditions herein contained, the Company hereby engages Consultant as a consultant, and Consultant hereby accepts such engagement.

(b) With regard to operations, strategic planning and business development, the Consultant shall consult with the Company regarding:

          i.   developing new sources of business;

          ii.  identifying  and  analyzing  possible  strategic   alliances  and
               acquisitions;

          iii. public relations;

          iv. evaluation and analysis of the Company's marketing plans and new pharmaceutical products and packaging;

          v. review of the business plans for the Company, including the review of budgets and projections;

          vi. a detailed evaluation of the Company's competition in new and existing markets;

          vii. analysis of information on a periodic basis concerning the financial performance of the Company and the markets in which it operates; and

          viii.such other aspects of the business of the Company as Consultant and the Company may agree from time to time.

(c) In connection with any proposal made by Lowman pursuant to this Agreement, the Company and Lowman acknowledge that the Company shall not be obligated to accept such proposal or further obligate itself hereunder.

         Section 3. Compensation. The Company shall pay to Lowman $96,000 as compensation for the services specified in Section 2 hereof. The Company acknowledges that it does not currently have the financial ability to pay for Lowman's services in cash. Therefore, in lieu of such cash payment and in consideration of services heretofore rendered, and to be rendered by Lowman, pursuant to this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Company, the Company, concurrently with the execution hereof, shall issue to Lowman 1,200,00 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock").

         Section 4. Non-Competition. Lowman acknowledges that in the course of its engagement it will become familiar with trade secrets and other confidential information (collectively, "Confidential Information") concerning the Company and that its services will be special, unique and extraordinary to the Company. Subject to the limitations set forth herein, Lowman agrees that during the Term and for a period of one year thereafter it shall not directly or indirectly own, management, control, participate in, consult with, render services for, or in any manner engaged in any business competing with the business of the Company as such business exists within any geographical area in which the Company conducts its business. In addition, Lowman shall not solicit, interfere with or conduct business with any vendors, customers or employees of the Company during the term of this Agreement or for a period of one year after the termination hereof. In the event the Company breaches any of its duties or obligations under this Agreement, except for the provisions of the immediately following sentence. Lowman agrees that it shall not disclose to any third party any Confidential Information and shall not use any Confidential Information for any purpose other than the performance of its duties under this Agreement.

         Section 5. Term. This Agreement shall be for a term of ninety (90) days commencing on the date hereof.

         Section    6.     Representations    and    Warranties    of    Lowman.


(a) Lowman represents and warrants to the Company that it is not acquiring the Securities with a view to, or for resale in connection with, any distribution in violation of the Securities Act of 1933, as amended.

(b)  Lowman represents and warrants to the Company that:

               i.   Lowman is a natural person;

               ii. Lowman shall provide bonafide services to the Company pursuant to this Agreement; and

               iii. the services to be provided  pursuant to this  Agreement are not in connection with the offer or sale of securities and do not directly or indirectly promote or maintain a market for the Company's securities.

         Section 7. Indemnification.

(a) The Company agrees to indemnify and hold harmless Lowman and its directors, officers and affiliates against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation to which Lowman is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with information provided by the Company which contains a material misrepresentation or material omission in connection with the provision of services by Lowman under this Agreement; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Lowman. The Company also agrees that Lowman shall not have any liability (whether direct or indirect in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of Lowman, except to the extent that any such liability results from Lowman's gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.

(b)  Each  party   entitled  to   indemnification   under  this  agreement  (the
     "Indemnified Party"), shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and any litigation resulting therefrom.

         Section 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

         Section 9. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding between the parties and supersedes and preempts any prior understanding or agreements, whether written or oral. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Lowman.

         Section 10. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Lowman and the Company and their respective successors and permitted assigns.

         Section 11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery if presented personally, one business day after the date sent if sent by prepaid telegram, overnight courier service, telex or facsimile transmission or five business days if sent by registered or certified mail, return receipt requested, postage prepaid which shall be addressed to the following addresses:

                  If to the Company:

                  Digital Commerce International, Inc.
                  1199 W. Hastings Street
                  Vancouver, BC, Canada V6# 3T5
                  Attn:  Michael Kang, President
                  Telephone:  604-899-0411
                  Facsimile:  604-899-5495


                  If to Lowman:

                  Kenneth Lowman
                  419 S. 2nd Street, Suite 300
                  Philadelphia, PA 19147
                  Telephone: 215-923-8600
                  Facsimile: 215-923-7590

         Section 12. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         Section 13. Section and Other Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on May 21, 2001 as of the date first written above.

                                            DIGITAL COMMERCE INTERNATIONAL, INC.


                                            By:/s/ Michael Kang
                                               ---------------------------------
                                                 Name: Michael Kang
                                                 Title: President



                                            /s/ Kenneth Lowman
                                            ------------------------------------
                                            KENNETH LOWMAN